Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

Pricing Supplement dated December 18, 2020 to the
Product Prospectus Supplement MLN-EI-1 dated November 6, 2020 and
Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank
$2,468,000
Autocallable Contingent Interest Barrier Notes Linked to the Least Performing of the EURO STOXX® Banks Index, the Shares of the SPDR® S&P® Regional Banking ETF and the Shares of the Energy Select Sector SPDR® Fund Due December 23, 2024

The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing of the EURO STOXX® Banks Index (the “Index Reference Asset” or a “Reference Asset”), the shares of the SPDR® S&P® Regional Banking ETF and the shares of the Energy Select Sector SPDR® Fund (each, an “Equity Reference Asset” or a “Reference Asset” and together, with the Index Reference Asset, the “Reference Assets”).
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 11.04% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 65.00% of its Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is equal to 100.00% of its Initial Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 65.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 in the product prospectus supplement MLN-EI-1 and the product prospectus supplement MLN-ES-ETF-1, each dated November 6, 2020 (together, the “product prospectus supplements”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $906.70 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-11 and “Additional Information Regarding the Estimated Value of the Notes” on page P-30 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$37.445	$962.555
Total	$2,468,000.00	$92,414.26	$2,375,585.74
1  Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $962.50 (96.25%) per $1,000.00 Principal Amount of the Notes.
2  TD Securities (USA) LLC (“TDS”) will receive a commission of up to $37.50 (3.75%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $37.50 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” to be specified above will reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Autocallable Contingent Interest Barrier Notes
Linked to the Least Performing of the EURO STOXX® Banks Index,
the Shares of the SPDR® S&P® Regional Banking ETF and
 the Shares of the Energy Select Sector SPDR® Fund
Due December 23, 2024

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplements and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 4 years, subject to an automatic call
Reference Assets:
The EURO STOXX® Banks Index (Bloomberg ticker: SX7E, “SX7E”), the shares of the SPDR® S&P® Regional Banking ETF (Bloomberg ticker: KRE UP, “KRE Fund”) and the shares of the Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE UP, “XLE Fund”)

Target Index (if applicable):	There is no Target Index for SX7E. With respect to the KRE Fund, the S&P® Regional Banks Select Industry Index. With respect to the XLE Fund, the Energy Select Sector Index.
CUSIP / ISIN:	89114T2Z4 / US89114T2Z43
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	December 18, 2020
Issue Date:
December 23, 2020, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	December 23, 2024, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

Call Threshold Value:	With respect to SX7E, 74.50 (100.00% of its Initial Value). With respect to KRE Fund, $50.58 (100.00% of its Initial Value). With respect to XLE Fund, $39.40 (100.00% of its Initial Value).
Call Observation Dates:
Quarterly, on the 18th calendar day of each March, June, September and December, commencing on March 18, 2021 and ending on September 18, 2024 or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Call Observation Date, no market disruption event occurs or is continuing with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/12
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Contingent Interest Rate:	11.04% per annum
Contingent Interest Barrier Value:
With respect to SX7E, 48.425 (65.00% of its Initial Value).
With respect to KRE Fund, $32.877 (65.00% of its Initial Value), which is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.
With respect to XLE Fund, $25.61 (65.00% of its Initial Value), which is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.

TD SECURITIES (USA) LLC	P-3

Contingent Interest Observation Dates:
Monthly, on the 18th calendar day of each calendar month, commencing on January 18, 2021 and ending on December 18, 2024 (the “Final Valuation Date”), or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than eight Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no market disruption event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a market disruption event with respect to another Reference Asset. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, in each case, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest
Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + $1,000 x Least Performing Percentage Change.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to SX7E, 74.50
With respect to KRE Fund, $50.58, which is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.
With respect to XLE Fund, $39.40, which is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent.

TD SECURITIES (USA) LLC	P-4

Closing Value:
With respect to each Equity Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) on a per-share or other unit basis, on any Trading Day for the Equity Reference Asset or, if the Equity Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Equity Reference Asset, as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.
With respect to the Index Reference Asset, the Closing Value will be its official closing value published by its Index Sponsor (as defined under “Information Regarding the Reference Assets” herein) or any “successor index” (as defined in the product prospectus supplement MLN-EI-1) on any Trading Day for such Reference Asset, in each case as displayed on the relevant Bloomberg page or any successor page or service.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.
Barrier Value:
With respect to SX7E, 48.425 (65.00% of its Initial Value).
With respect to KRE Fund, $32.877 (65.00% of its Initial Value), which is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.
With respect to XLE Fund, $25.61 (65.00% of its Initial Value), which is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement MLN-ES-ETF-1.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:
With respect to the KRE Fund and XLE Fund, a day on which their principal trading market(s) are scheduled to be open for trading, as determined by the Calculation Agent.
With respect to SX7E (a) each related futures and options exchange is scheduled to be open for trading for its regular trading session and (b) the SX7E Index Sponsor (as defined herein under “Information Regarding the Reference Assets”) is scheduled to publish the level of the SX7E, in each case as determined by the Calculation Agent.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplements. An investment in the Notes is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

TD SECURITIES (USA) LLC	P-5

Canadian Tax Treatment:	Please see the discussion herein under “Supplemental Discussion of Canadian Tax Consequences,” for information concerning the Canadian tax implications of an investment in the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-6

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI-1 and the product prospectus supplement MLN-ES-ETF-1, each dated November 6, 2020 (together, the “product prospectus supplements”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplements. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplements; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplements in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in each product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-EI-1 dated November 6, 2020:
http://www.sec.gov/Archives/edgar/data/947263/000114036120024820/brhc10016594_424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020:
http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-7

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in each product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset, in a security directly linked to the positive performance of such Reference Asset or in an investment in the stocks and other assets comprising such Reference Asset (the “Reference Asset Constituents”).
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-8

The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.
Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the market value of the Least Performing Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates.
The Contingent Interest Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the volatility of a Reference Asset, the more likely it is that the Closing Value of that Reference Asset could be less than its Call Threshold Value or its Contingent Interest Barrier Value on a Call Observation Date or Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.
You Will Have No Rights to Receive Any Shares of the Equity Reference Assets and You Will Not Be Entitled to Any Dividends or Other Distributions by the Equity Reference Assets.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Equity Reference Assets, and you will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Adviser, or any other rights with respect to the Equity Reference Assets. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Equity Reference Assets and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Equity Reference Assets.
Risks Relating to Characteristics of the Reference Assets
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Call Observation Date or Contingent Interest Observation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Barrier Value and Contingent Interest Barrier Value. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
There Are Market Risks Associated with each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In

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addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Assets. You, as an investor in the Notes, should make your own investigation into the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement.
The Notes are Subject to Currency Exchange Risk.
The Notes are subject to currency exchange risk because the Reference Asset Constituents of SX7E are quoted and traded in one or more non-U.S. currencies. Neither the Closing Value of the SX7E nor the value of your Notes will be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the Reference Asset Constituents of the SX7E are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, on the Notes.
The Notes are Subject to Risks Associated with Non-U.S. Companies and Non-U.S. Securities Markets.
The Notes are subject to risks associated with non-U.S. companies and non-U.S. securities markets because the Reference Asset Constituents of SX7E are stocks traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities of non-U.S. companies and of securities of a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit is uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
A Limited Number of Stocks Included in the SX7E May Affect its Level, and the SX7E is Not Necessarily Representative of the Financial Services Industry.
As of November 30, 2020 the top five stocks in the SX7E constituted 58.75% of the total weight of the SX7E, and the top 10 stocks included in the SX7E constituted 84.36% of the total weight of the SX7E. Any reduction in the market price of those stocks is likely to have a substantial adverse impact on the level of the SX7E and the value of the Notes. While the stocks included in the SX7E are common stocks of companies generally considered to be involved in various segments of the European financial services industry, the stocks included in the SX7E and the SX7E itself may not necessarily follow the price movements of the entire industry. If the stocks included in the SX7E decline in value, the SX7E will also decline in value, even if common stock prices of other companies in the European financial services industry generally increase in value.
The Index Reference Asset Reflects Price Return, not Total Return.
The return on your Notes is based on the performance of the Index Reference Asset, which reflects the changes in the market prices of its Reference Asset Constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on their respective Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
Changes that Affect the Target Index of an Equity Reference Asset Will Affect the Market Value of the Notes and Any Amounts Payable on the Notes.
The Equity Reference Assets are exchange-traded funds (“ETFs”) that seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of their Target Index. The policies of the sponsors of the Target Indices (each an “Target Index Sponsor”, and together, the “Target Index Sponsors”) concerning the calculation of the Target Indices, additions, deletions or substitutions of the components of a Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in a Target Index and, therefore, could affect any amounts payable on the Notes and the market value of the Notes prior to maturity. Any amounts payable on the Notes and their market value could also be affected if a Target Index Sponsor changes these policies, for example, by changing the manner in which it calculates a

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Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.
The Performance of an Equity Reference Asset May Not Correlate With That of its Target Index.
The performance of an Equity Reference Asset will not exactly replicate the performance of its Target Index because such Equity Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that an Equity Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Equity Reference Asset, differences in trading hours between such Equity Reference Asset and its Target Index or due to other circumstances.
The Value of an Equity Reference Asset May Not Completely Track its NAV.
The net asset value (“NAV”) of an Equity Reference Asset may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of the Reference Asset Constituents may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of that Equity Reference Asset and may adversely affect the liquidity and prices of that Equity Reference Asset, perhaps significantly. For any of these reasons, the market value of an Equity Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to an Equity Reference Asset Could Adversely Affect the Notes.
The Investment Advisers (as specified under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their Equity Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Equity Reference Asset. An Investment Adviser may make other methodological changes to its Equity Reference Asset that could change the value of such Equity Reference Asset at any time. If one or more of these events occurs, the Closing Value of such Equity Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
There Are Liquidity and Management Risks Associated with an ETF and Each Equity Reference Asset Utilizes a Passive Indexing Investment Approach.
Although shares of each Equity Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. Each Equity Reference Asset is subject to management risk, which is the risk that the Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, none of the Equity Reference Assets are managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Equity Reference Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from a Target Index, that Equity Reference Asset generally would not sell a stock because that stock’s issuer was in financial trouble.
The Notes are Subject to Risks Associated with the Banking Industry.
The Notes are subject to market risks associated with the banking industry because the Reference Asset Constituents of SX7E and the KRE Fund are all associated with the banking industry which means the SX7E and KRE Fund is more likely to be adversely affected by any negative performance of banking companies than an Index or ETF, as applicable, that has more diversified holdings across a number of sectors. Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries.
The Notes are Subject to Risks Associated With the Energy Sector.
The XLE Fund seeks to track the performance of the Energy Select Sector Index, which is comprised of the stocks of companies representing the energy sector of the S&P 500® Index. All or substantially all of the equity securities tracked by the XLE Fund are issued by companies whose primary lines of business are directly associated with the energy sector. The XLE Fund’s assets will be concentrated in the energy sector, which means the XLE Fund will be more affected by the performance of the energy sector than a fund that is more diversified. Energy companies typically develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Securities prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events, exchange rates and economic conditions will likewise affect the

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performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, could adversely impact performance of energy sector companies. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims.
We Have No Affiliation with the Index Sponsor or the Investment Advisers and Will Not Be Responsible for Any Actions Taken by the Index Sponsor or the Investment Advisers.
The Index Sponsor and the Investment Advisers are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor or the Investment Advisers, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsor and the Investment Advisers have no obligation of any sort with respect to the Notes. Thus, the Index Sponsor and the Investment Advisers have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor or the Investment Adviser.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
If the Value of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset remains equal to or greater than its Contingent Interest Barrier Value and Barrier Value or increases to greater than its Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplements.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value, Contingent Interest Barrier Value and Barrier Value, of an Equity Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Equity Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect an Equity Reference Asset. Those events or other actions by any Investment Adviser or a third party may nevertheless adversely affect the value of an Equity Reference Asset, and adversely affect the value of your Notes.
Any Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and under “Summary—Call Observation Dates” and “—Contingent Interest Observation Dates” herein. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.

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Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Assets or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity, if any.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please carefully read the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplements. You should consult your tax advisor as to the tax consequences of an investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined herein under “Supplemental Discussion of Canadian Tax Consequences”) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value, Final Value or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, respectively, Initial Values of 75.00, $50.00 and $40.00; Call Threshold Values of 75.00, $50.00 and $40.00 (each 100.00% of its Initial Value); Contingent Interest Barrier Values of 48.75, $32.50 and $26.00 (each 65.00% of its Initial Value); Barrier Values of 48.75, $32.50 and $26.00 (each 65.00% of its Initial Value); a Contingent Interest Payment of $9.20 per Note (reflecting a Contingent Interest Rate of 11.04% per annum); that a holder purchased Notes with a Principal Amount of $1,000; and that no market disruption event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 —
The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value and Contingent Interest Barrier Value on the First Call Observation Date and The Notes Are Automatically Called.

Dates	Closing Values	Payment (per Note)
First and Second Contingent Interest Observation Dates
Reference Asset A: Various (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset B: Various (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset C: Various (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
$18.40 (Aggregate Contingent Interest Payments – Not Callable)
Third Contingent Interest Observation Date and First Call Observation Date
Reference Asset A: 80.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset B: $60.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset C: $50.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
$1,000.00 (Principal Amount) + $ 9.20 (Contingent Interest Payment) $1,009.20 (Total Payment upon Automatic Call)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than its Contingent Interest Barrier Value) on the first Call Observation Date (which is approximately 3 months after the Pricing Date), the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,009.20 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $18.40 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,027.60 per Note, a return of 2.76% per Note. No further amounts will be owed under the Notes.
Example 2 —
The Closing Value of Each Reference Asset is Greater than or Equal to its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of Each Reference Asset is Greater Than or Equal to its Barrier Value and Contingent Interest Barrier Value.

Dates	Closing Values	Payment (per Note)
First Contingent Interest Observation Date
Reference Asset A: 70.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset B: $45.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset C: $30.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
$9.20 (Contingent Interest Payment)
Second through Forty-Seventh Contingent Interest Observation Dates; First through Fifteenth Call Observation Dates
Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
$423.20 (Aggregate Contingent Interest Payments)
Final Valuation Date
Reference Asset A: 65.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset B: $35.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $30.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
$1,000.00 (Principal Amount) + $ 9.20 (Contingent Interest Payment) $1,009.20 (Total Payment on Maturity Date)
Because the Closing Value of each Reference Asset on each of the Contingent Interest Observation Dates prior to the Final Valuation Date is greater than or equal to its Contingent Interest Barrier Value and less than its Call Threshold Value on each Call Observation

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Date, we will pay the Contingent Interest Payment on each corresponding Contingent Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and its Contingent Interest Barrier Value on the Final Valuation Date (which is also the final Contingent Interest Observation Date), on the Maturity Date we will pay you a cash payment equal to $1,009.20 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $432.40 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,441.60 per Note, a return of 44.16% per Note.
Example 3 —
The Closing Value of at Least One Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value and Contingent Interest Barrier Value.

Dates	Closing Values	Payment (per Note)
First Contingent Interest Observation Date	Reference Asset A: 40.00 (less than its Contingent Interest Barrier Value and Call Threshold Value) Reference Asset B:$45.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset C: $30.00 (greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)	$0
Second through Forty-Seventh Contingent Interest Observation Dates; First through Fifteenth Call Observation Dates	Reference Asset A: Various (all less than its Contingent Interest Barrier Value and Call Threshold Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)	$0
Final Valuation Date
Reference Asset A: 30.00 (less than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset B: $40.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $35.00 (greater than or equal to its Barrier Value and Contingent Interest Barrier Value)
		= $1,000 + ($1,000 x Least Performing Percentage Change) = $1,000 + ($1,000 x –60.00%) = $400.00 (Total Payment on Maturity Date)

Because the Closing Value of at least one Reference Asset on each of the Contingent Interest Observation Dates prior to the Final Valuation Date is less than its Contingent Interest Barrier Value (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value and Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk.

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Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets. We have not conducted any independent review or due diligence of any such information.
The information regarding the Index Reference Asset reflects the policies of, and is subject to change by, its Index Sponsor. The Index Sponsor, owns the copyright and all other rights to the Index Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Index Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. Each Equity Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graphs below set forth the information relating to historical performance of the Reference Assets for the period specified. The graphs below show the daily historical Closing Values of the Reference Assets for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg. The Closing Values of the Equity Reference Assets may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

EURO STOXX® Banks Index
We have derived all information regarding the EURO STOXX® Banks Index (the “SX7E”) contained in this pricing supplement, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (“Index Sponsor”), the Index Sponsor with respect to the SX7E.
The SX7E is a free-float market capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries and was created by and is sponsored and maintained by the Index Sponsor. Publication of the SX7E began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The level of the SX7E is disseminated on the Index Sponsor’s website. The Index Sponsor is under no obligation to continue to publish the SX7E and may discontinue publication of it at any time. Additional information regarding the SX7E may be obtained from the Index Sponsor’s website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
As of November 30, 2020 the top five stocks in the SX7E constituted 58.75% of the total weight of the SX7E, and the top 10 stocks included in the SX7E constituted 84.36% of the total weight of the SX7E. Additional information regarding top constituents and industry and/or sector weightings is made available by the Index Sponsor on its website.
SX7E Composition.
The SX7E is one of the 19 EURO STOXX Supersector indices (20 following the September 2020 review) (individually, a “Supersector index”) as defined by the Industry Classification Benchmark (“ICB”). Supersector designations are determined by the Index Sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indexes.
The EURO STOXX Supersector indices are derived from the Eurozone subset of the STOXX Europe 600 Index. The STOXX Europe 600 Index covers the 600 largest companies in Europe and is a free float market capitalization index, subject to a 20% weighting cap. The STOXX Europe 600 Index is reviewed quarterly. All changes affecting the STOXX Europe 600 Index also apply for the EURO STOXX Supersector indices.
The Supersector indices are separate indices and not related to any other regional or sector indices due to their special capping procedure on the individual constituents. All components of each Supersector index are subject to a 30% capping for the largest company and a 15% capping for the second-largest company and are reviewed quarterly. An intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.
Index Calculation
The Index Sponsor calculates the SX7E using the “Laspeyres formula,” which measures the aggregate price changes in the Reference Asset Constituents against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX7E. The formula for calculating the SX7E value can be expressed as follows:

SX7E	=	Free Float Market Capitalization of the SX7E
Divisor

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The “free float market capitalization of the SX7E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each Reference Asset Constituent as of the time the SX7E is being calculated. The Reference Asset Constituents trade in Euros and thus, no currency conversion is required. Where any Reference Asset Constituent price is unavailable on any trading day, the Index Sponsor will generally use the last reported price for such component stock.
In case the investability and tradability of SX7E and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:
●       application of expert judgment for index component pricing data,
●       adjustment of operational procedures,
●       postponement of index adjustments,
●       adjustment of selection lists,
●      change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
●       adjustment of index compositions.
SX7E Divisor
The SX7E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of  the SX7E.
The divisor is calculated by starting with the previous divisor in effect for the SX7E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX7E, plus or minus the difference between the closing market capitalization of the SX7E and the adjusted closing market capitalization of the SX7E, and the denominator of which is the previous free float market capitalization of the SX7E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.
Divisor Adjustments
The Index Sponsor adjusts the divisor for the SX7E to maintain the continuity of the SX7E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any Reference Asset Constituent made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the Reference Asset Constituent will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.
(1) Special cash dividend:
Adjusted price = closing price – dividend announced by the company * (1- withholding tax if applicable)
Divisor: decreases
(2) Split and reverse split:
Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A
Divisor: no change
(3) Rights offering:
If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
In case the share increase is larger or equal to 100% (B / A ≥ 1) the adjustment of the shares and weight factors are delayed until the new shares are listed.
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases

TD SECURITIES (USA) LLC	P-18

(4) Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(5) Stock dividend from treasury stock if treated as extraordinary dividend:
Adjusted close = close – close * B / (A + B)
Divisor: decreases
(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.
Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:
•	A separated share line with a fixed price
•	Ordinary shares that are self-tendered on the same ex-date
Adjusted close = close - close * B / (A + B)
Divisor: decreases
(7) Stock dividend of another company:
Adjusted price = (closing price * A – price of other company * B) / A
Divisor: decreases
(8) Return of capital and share consolidation:
Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B New number of shares = old number of shares * B / A
Divisor: decreases
(9) Repurchase of shares / self-tender:
Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(10) Spin–-off:
Adjusted price = (closing price * A – price of spin–off shares * B) / A Divisor: decreases
(11) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and
If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
Divisor: increases
If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]
New number of shares = old number of shares * [(A + C) * (1 + B / A)]
Divisor: increases
Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases

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(12) Addition/deletion of a company
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(13) Free float and shares changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
The SX7E is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the SX7E are in no way sponsored, endorsed, sold or promoted by the Index Sponsor and its Licensors and neither the Index Sponsor nor its Licensors shall have any liability with respect thereto.
License Agreement
We have entered into a non-exclusive license agreement with the Index Sponsor providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by the Index Sponsor (including the SX7E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and the Index Sponsor requires that the following language be stated in this document:
the Index Sponsor has no relationship to us, other than the licensing of the SX7E and the related trademarks for use in connection with the Notes. The Index Sponsor does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX7E, or have any obligation to do so.
The Index Sponsor will not have any liability in connection with the Notes.  Specifically:
•	the Index Sponsor does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX7E and the data included in the SX7E;
•	the accuracy or completeness of the SX7E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX7E and its data;
•	the Index Sponsor will have no liability for any errors, omissions, or interruptions in the SX7E or its data; and
•	Under no circumstances will the Index Sponsor be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if the Index Sponsor knows that they might occur.
The licensing agreement between us and the Index Sponsor is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

TD SECURITIES (USA) LLC	P-20

Historical Information
The graph below illustrates the performance of the SX7E from December 18, 2010 through December 18, 2020. The dotted lines respectively represent its Call Threshold Value of 74.50, which is equal to 100.00% of its Initial Value and its Contingent Interest Barrier Value and Barrier Value of 48.425, which is equal to 65.00% of its Initial Value.
We obtained the information regarding the historical performance of the SX7E in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the SX7E should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the SX7E. We cannot give you any assurance that the performance of the SX7E will result in any positive return on your initial investment.

EURO STOXX® Banks Index (SX7E)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-21

SPDR® S&P® Regional Banking ETF
We have derived all information contained herein regarding the SPDR® S&P® Regional Banking ETF (the “KRE Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, SSGA Funds Management, Inc. (the “Investment Adviser”).
According to publicly available information, the KRE Fund is a separate, non-diversified series (each, a “Sector SPDR Fund”) of the SPDR® Series Trust (the “Trust”) that constitute the Trust. Each Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Sector Index are selected on the basis of industry or sub-industry classification from a universe of companies defined by the S&P Total Markets Index (“S&P TMI”). The Sector Indices upon which the Sector Funds are based together comprise all of the companies in the S&P TMI, subject to certain market capitalization and liquidity thresholds. The KRE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the S&P® Regional Banks Select Industry Index (the “Target Index”) that meet the market capitalization and liquidity thresholds.
The Target Index is sponsored by S&P Dow Jones Indices LLC (the “Target Index Sponsor”), which is not affiliated with the KRE Fund or the Investment Adviser. The Target Index Sponsor determines the composition of the Target Index, relative weightings of the securities in the Target Index and publishes information regarding the market value of the Target Index.
The S&P TMI is designed to track the broad U.S. equity market. The target index is one of the S&P Select Industry Indices (the “Select Industry Indices”), each designed to measure the performance of a narrow sub-industry or group of sub-industries determined based on the Global Industry Classification Standard (“GICS”). The Target Index represents the regional banking sub-industry segment of the S&P TMI that satisfy the following criteria: (i) have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have a float-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio (as defined above) greater than or equal to 150%; and (ii) are U.S. based companies. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the Target Index as of the rebalancing effective date. Existing constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs on the third Friday of the quarter ending month. The S&P TMI tracks all eligible U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Investors Exchange (IEX), Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX exchanges. The Target Index is modified equal weighted.
In seeking to track the performance of the Target Index, the KRE Fund employs a replication strategy, which means that the KRE Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the Target Index. Under normal market conditions, the KRE Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the Target Index. In addition, in seeking to track the Target Index, the KRE Fund may invest in equity securities that are not included in the Target Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Investment Adviser).
As of September 30, 2020, ordinary operating expenses of the KRE Fund are expected to accrue at an annual rate of 0.35% of the KRE Fund’s daily net asset value. Expenses of the KRE Fund reduce the net value of the assets held by the KRE Fund and, therefore, reduce the value of each unit of the KRE Fund.
As of September 30, 2020, the KRE Fund’s top 10 holding by weight were:  First Republic Bank (3.76%), Fifth Third Bancorp (3.74%), Regions Financial Corporation (3.69%), Truist Financial Corporation (3.67%), The PNC Financial Services Group, Inc. (3.06%), KeyCorp (3.56%), Huntington Bancshares Incorporated (3.50%), Citizens Financial Group Inc. (3.44%), Citizens Financial Group Inc. (3.37%), M&T Bank Corproration (3.34%).
Shares of the KRE Fund are listed on the NYSE Arca under ticker symbol “KRE.”
Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839.

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Historical Information
The graph below illustrates the performance of the KRE Fund from December 18, 2010 through December 18, 2020. The dotted lines respectively represent its Call Threshold Value of $50.58, which is equal to 100.00% of its Initial Value and its Contingent Interest Barrier Value and Barrier Value of $32.877, which is equal to 65.00% of its Initial Value.
We obtained the information regarding the historical performance of the KRE Fund in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the KRE Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the KRE Fund. We cannot give you any assurance that the performance of the KRE Fund will result in any positive return on your initial investment.

SPDR® S&P® Regional Banking ETF (KRE Fund)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-23

The Energy Select Sector SPDR® Fund
We have derived all information contained herein regarding The Energy Select Sector SPDR® Fund (the “XLE Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by The Select Sector SPDR® Trust (the “Trust”) and SSgA the investment adviser of the XLE Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLE Fund.
The XLE Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute the Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500. The XLE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index (the “target index”).
In seeking to track the performance of the target index, the XLE Fund employs a replication strategy, which means that the XLE Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLE Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.
The target index includes companies from the following industries: oil, gas & consumable fuels; and energy equipment & services. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500® Index and (2) each Select Sector Index is calculated by Standard & Poor’s using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the U.S. Internal Revenue Code of 1986, as amended.
As of September 30, 2020, ordinary operating expenses of the XLE Fund are expected accrue at an annual rate of 0.13% of the XLE Fund’s average daily net asset value. Expenses of the XLE Fund reduce the net value of the assets held by the XLE Fund and, therefore, reduce the value of each share of the XLE Fund.
As of September 30, 2020, the Energy SPDR Fund’s five largest company holdings include: Exxon Mobil Corporation (22.90%), Chevron Corporation (22.81%), ConocoPhilips (4.78%), Kinder Morgan, Inc. (4.59%), The Williams Companies, Inc. (4.56%).
In making your investment decision you should review the prospectus related to the XLE Fund.
Shares of the XLE Fund are listed on the NYSE Arca under ticker symbol “XLE.”
Information filed by the Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.
Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the XLE Fund.

TD SECURITIES (USA) LLC	P-24

Historical Information
The graph below illustrates the performance of the XLE Fund from December 18, 2010 through December 18, 2020. The dotted lines respectively represent its Call Threshold Value of $39.40, which is equal to 100.00% of its Initial Value and its Contingent Interest Barrier Value and Barrier Value of $25.61, which is equal to 65.00% of its Initial Value.
We obtained the information regarding the historical performance of the XLE Fund in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the XLE Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the XLE Fund. We cannot give you any assurance that the performance of the XLE Fund will result in any positive return on your initial investment.

The Energy Select Sector SPDR® Fund (XLE Fund)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-25

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplements and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplements. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Notes. Your tax basis in a Note generally should equal your cost for the Note. Subject to the discussion below regarding the constructive ownership rules of Section 1260 of the Code, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplements.
Section 1260. Because the Equity Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product prospectus supplement MLN-ES-ETF-1.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplements, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any of the Reference Asset Constituent Issuers would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any

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Contingent Interest Payments received and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Discussion of Canadian Tax Consequences
The following section supersedes and replaces in its entirety the section of the product prospectus supplements under “Supplemental Discussion of Canadian Tax Consequences” and the section “Tax Consequences — Canadian Taxation” in the prospectus.
In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with TD and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments (including any interest and principal) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the Note as capital property, (v) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or non-Canadian tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this pricing supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.
Based in part on the published administrative position of the CRA, any amount in excess of the Principal Amount of a Note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the Note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the Notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.
GENERALLY, THERE ARE NO OTHER CANADIAN TAXES ON INCOME (INCLUDING TAXABLE CAPITAL GAINS) PAYABLE BY A NON-RESIDENT HOLDER UNDER THE CANADIAN TAX ACT SOLELY AS A CONSEQUENCE OF THE ACQUISITION, OWNERSHIP OR DISPOSITION OF A NOTE.

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes were generally offered to the public at the Public Offering Price, provided that certain fee based advisory accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may have agreed to forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate of the underwriting discounts per Note at the time TD established any hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F‑3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

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